EXHIBIT 99.1

For Immediate Release
Contact:
David Bulger (Investors)	Jerry Daly or Carol McCune (Media)
EVP, CFO and Treasurer	Daly Gray
(561) 227-1302	(703) 435-6293

Innkeepers USA Trust Acquires Hampton Inn in Columbia, Md.

Completes Second of Three Previously Announced Acquisitions

PALM BEACH, Fla., January 27, 2005—Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States, today announced that it has completed the acquisition of the 83-room Hampton Inn in Columbia, Md., for an all-in cost of approximately $10 million, including closing costs and anticipated capital expenditures. The acquisition will be funded by borrowing on the company’s unsecured line of credit. It is the second closing of three acquisitions the company announced in December.

Innkeepers Hospitality Management, Inc. will manage the property. Jeffrey H. Fisher, chief executive officer and president of Innkeepers USA Trust, owns Innkeepers Hospitality Management.

“Columbia, Md., located midway between Baltimore and Washington, D.C., is a highly desirable planned community in Howard County,” Fisher said. “Howard County has been one of Maryland’s fastest-growing regions, increasing its population by 34 percent over the past decade. Today, Columbia has 3,500 businesses occupying 26 million square feet of space and employing over 91,000 people.

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Innkeepers USA

“The property itself is proximate to the Columbia Gateway Corporate District, a 584-acre corporate business park located on MD Route 175 and I-95, and approximately seven miles from BWI airport,” Fisher added. “A total of six business parks are located within five miles of the property, which also is convenient to a number of large retail outlets. The Baltimore-Washington corridor remains a key acquisition market for us.”

Built in 2000, the four-story Hampton Inn features free high-speed Internet access in guest rooms, two phones with two lines with voice mail, microwave, refrigerator, ergonomic workspace, and lapdesk. Executive class study room and luxurious one room whirlpool suite upgrades are available. The hotel also boasts deluxe complimentary hot breakfast bar, the brand’s new “On-the-Go” Breakfast, business center, laundry/valet services, meeting room for 15 persons, fitness center, indoor pool and spa, lobby wireless Internet service, freshly baked cookies at check-in, and USA Today newspaper.

Peter M. Willis, Innkeeper’s vice president of business development, said that the company continues to have an aggressive appetite for hotel acquisitions, including upscale extended stay and premium limited service brands, the core of the company’s portfolio; selected full-service properties; and turn-around opportunities and hotels that are affiliated with, or have the potential to be converted to, the industry’s top brands.

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Innkeepers USA

Innkeepers USA Trust is a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States. The company owns 70 hotels with a total of 8,767 suites or rooms in 21 states and Washington, D.C., and focuses on acquiring and/or developing upscale and upscale extended-stay hotels with premium brands and the rebranding and repositioning of other hotel properties. For more information about Innkeepers USA Trust, visit the company’s web site at www.innkeepersusa.com.

Contact:	David Bulger (Investors, Media)	Peter M. Willis (Acquisitions)
	EVP, CFO and Treasurer	VP, Business Development
	(561) 227-1302	(305) 865-1010
pwillis@innkeepersusa.com

Cautionary statements set forth in reports filed by the company from time to time with the SEC discuss important factors impacting, or that could impact, the company and its results or forecasted results. These factors include, without limitation, (i) more direct exposure to the operational risks of the hotel business (including decreasing hotel revenues and increasing hotel expenses) under the company’s new taxable REIT subsidiary structure, (ii) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments negatively affect the travel industry and the company, (iii) risk that the performance and prospects of businesses and industries that are important hotel demand generators in the company’s key markets decline (e.g., technology, automotive, aerospace), (iv) risk that international, national, regional and/or local economic conditions will, among other things, negatively affect demand for the company’s hotel rooms and the availability and terms of financing, (v) risk that the company’s ability to maintain its properties in competitive condition becomes prohibitively expensive, (vi) risk that pricing in the hotel acquisition market becomes prohibitively expensive or non-financeable and that potential acquisitions or developments do not perform in accordance with expectations, (vii) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce), (viii) the complex tax rules that the company must satisfy to qualify as a REIT, and (ix) governmental regulation that may increase the company’s cost of doing business or otherwise negatively effect its business or its attractiveness as an investment and create risk of liability for non-compliance (e.g., changes in laws affecting taxes or dividends, compliance with the Americans with Disabilities Act, workers compensation law changes, the Sarbanes-Oxley law, etc.).